Exhibit 99.1

NEWS RELEASE

Devon Energy Completes Sale of Canadian Business

OKLAHOMA CITY — June 27, 2019 — Devon Energy Corp. (NYSE: DVN) today announced that it has completed the sale of its Canadian business to Canadian Natural Resources Limited for CAD $3.8 billion, or USD $2.8 billion. Devon received net proceeds of USD $2.5 billion, after adjusting for purchase price adjustments and estimated taxes associated with the sale. The company plans to repatriate the net sales proceeds along with Canadian cash balances of approximately USD $500 million to the U.S. to repay debt.

To complete the company’s transformation to a high-return U.S. oil growth business, Devon continues to advance the divestiture process for its Barnett Shale gas assets in north Texas. The Barnett assets are currently being marketed and the company expects to exit the assets by the end of 2019.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. These risks include, but are not limited to: the amount of net proceeds and other cash ultimately repatriated, and the ultimate use of such cash; changes in commodity prices, market conditions or other circumstances that could negatively impact the company’s ability to complete the anticipated debt repurchase; our ability to successfully exit the Barnett assets and the timing of any such transaction; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (SEC). Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

About Devon Energy

Devon Energy is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon operates in several of the most prolific oil and natural gas plays in the U.S. with an emphasis on achieving strong returns and capital-efficient cash-flow growth. For more information, please visit www.devonenergy.com.

Investor Contacts Scott Coody, 405-552-4735 Chris Carr, 405-228-2496	Media Contact John Porretto, 405-228-7506